Filed Pursuant to Rule 424(b)(5)
Registration No. 333-199594

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated August 18, 2017

Prospectus Supplement to Prospectus dated October 24, 2014

$

The Procter & Gamble Company

Floating Rate Notes due 2067

References to the “notes” or “floating rate notes” refer to the Floating Rate Notes due 2067. We will pay interest on the notes on February 22, May 22, August 22 and November 22 of each year and on the maturity date. The first interest payment date is November 22, 2017. Interest on each note will be reset on February 22, May 22, August 22 and November 22 of each year, beginning on November 22, 2017, based on the 3-month LIBOR rate less 0.45%. The stated maturity of the notes is August 22, 2067.

We have the right to redeem all or a portion of the notes beginning on August 22, 2047 and at any time thereafter at the redemption prices listed in this prospectus supplement, plus accrued interest on the notes to the date we redeem the notes.

The holders of the notes may require us to repurchase all or a portion of the notes beginning on August 22, 2018, on every August 22 thereafter through and including August 22, 2028, and thereafter on August 22 of every subsequent third year, at the redemption prices listed in this prospectus supplement, plus accrued interest on the notes to the date we repurchase the notes.

If there is a “tax event,” we have the right to shorten the maturity of the notes to the extent needed, so that the interest we pay on the notes will be deductible for United States federal income tax purposes. On the new maturity date, we will pay 100% of the principal amount of the notes, plus accrued interest on the notes to the new maturity date.

See “Risk Factors” beginning on page S-3 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from              , 2017 and must be paid by the purchasers if the notes are delivered after             , 2017. The notes will not be listed on any securities exchange.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company on or about            , 2017.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	Morgan Stanley	UBS Investment Bank

Prospectus Supplement dated                     , 2017

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Certain Information by Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise specified, all references in this prospectus supplement to: (a) “Procter & Gamble,” “P&G,” “the Company,” “we,” “us,” and “our” are to The Procter & Gamble Company and its subsidiaries; (b) “fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; and (c) “U.S. dollars,” “dollars,” “U.S. $” or “$” are to the currency of the United States of America.

THE COMPANY

The Procter & Gamble Company is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world’s consumers. The Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we sell our products in more than 180 countries and territories. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

In the United States, as of June 30, 2017, we owned and operated 24 manufacturing sites located in 18 different states or territories. In addition, we owned and operated 89 manufacturing sites in 38 other countries. Many of the domestic and international sites manufacture products for multiple businesses.

RISK FACTORS

We discuss our expectations regarding future performance, events and outcomes, such as our business outlook and objectives in this document, as well as in our annual report, quarterly reports, current reports on Form 8-K, press releases and other written and oral communications. All statements, except for historical and present factual information, are “forward-looking statements” and are based on financial data and business plans available only as of the time the statements are made, which may become outdated or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could significantly differ from our expectations.

The following discussion of “risk factors” identifies significant factors that may adversely affect our business, operations, financial position or future financial performance. This information should be read in conjunction with Management’s Discussion and Analysis and the consolidated financial statements and related notes included in our annual report, quarterly reports and current reports on Form 8-K which are incorporated by reference into this document. The following discussion of risks is not all inclusive, but is designed to highlight what we believe are important factors to consider when evaluating our expectations. These and other factors could cause our future results to differ from those in the forward-looking statements and from historical trends.

Our business is subject to numerous risks as a result of our having significant operations and sales in international markets, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility.

We are a global company, with operations in approximately 70 countries and products sold in more than 180 countries and territories around the world. We hold assets, incur liabilities, earn revenues and pay expenses in a variety of currencies other than the U.S. dollar, and our operations outside the U.S. generate a significant portion of our net revenue. Fluctuations in exchange rates for foreign currencies may reduce the U.S. dollar value of revenues, profits and cash flows we receive from non-U.S. markets, increase our supply costs (as measured in U.S. dollars) in those markets, negatively impact our competitiveness in those markets or otherwise adversely impact our business results or financial condition. Moreover, discriminatory or conflicting fiscal or trade policies in different countries could adversely affect our results. See also the Results of Operations and Cash Flow, Financial Condition and Liquidity sections of “Management’s Discussion and Analysis” and Note 9 to our consolidated financial statements included in our annual report, which is incorporated by reference into this document.

We also have businesses and maintain local currency cash balances in a number of countries with exchange, import authorization, pricing or other controls or restrictions, including Nigeria and Ukraine. Our results of operations and financial condition could be adversely impacted if we are unable to successfully manage such controls and restrictions, continue existing business operations and repatriate earnings from overseas, or if new or increased tariffs, quotas, exchange or price controls, trade barriers or similar restrictions are imposed on our business.

Additionally, our business, operations or employees may be adversely affected by political volatility, labor market disruptions or other crises or vulnerabilities in individual countries or regions, including political instability or upheaval, broad economic instability or sovereign risk related to a default by or deterioration in the credit worthiness of local governments, particularly in emerging markets.

Uncertain global economic conditions may adversely impact demand for our products or cause our customers and other business partners to suffer financial hardship, which could adversely impact our business.

Our business could be negatively impacted by reduced demand for our products related to one or more significant local, regional or global economic disruptions, such as: a slow-down in the general economy; reduced market growth rates; tighter credit markets for our suppliers, vendors or customers; a significant shift in government policies; or the inability to conduct day-to-day transactions through our financial intermediaries to pay funds to or collect funds from our customers, vendors and suppliers.

Additionally, economic conditions may cause our suppliers, distributors, contractors or other third party partners to suffer financial difficulties that they cannot overcome, resulting in their inability to provide us with the materials and services we need, in which case our business and results of operations could be adversely affected. Customers may also suffer financial hardships due to economic conditions such that their accounts become uncollectible or are subject to longer collection cycles. In addition, if we are unable to generate sufficient income and cash flow, it could affect the Company’s ability to achieve expected share repurchase and dividend payments.

Disruptions in credit markets or changes to our credit ratings may reduce our access to credit.

A disruption in the credit markets or a downgrade of our current credit rating could increase our future borrowing costs and impair our ability to access capital and credit markets on terms commercially acceptable to us, which could adversely affect our liquidity and capital resources or significantly increase our cost of capital.

Disruption in our global supply chain may negatively impact our business results.

Our ability to meet our customers’ needs and achieve cost targets depends on our ability to maintain key manufacturing and supply arrangements, including execution of supply chain optimizations and certain sole supplier or sole manufacturing plant arrangements. The loss or disruption of such manufacturing and supply arrangements, including for issues such as labor disputes, loss or impairment of key manufacturing sites, discontinuity in our internal information and data systems, inability to procure sufficient raw or input materials, significant changes in trade policy, natural disasters, acts of war or terrorism or other external factors over which we have no control, could interrupt product supply and, if not effectively managed and remedied, have an adverse impact on our business, financial condition or results of operations.

Our businesses face cost fluctuations and pressures that could affect our business results.

Our costs are subject to fluctuations, particularly due to changes in the prices of commodities and raw materials and the costs of labor, transportation, energy, pension and healthcare. Therefore, our business results are dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost saving projects and sourcing decisions, while maintaining and improving margins and market share. Failure to manage these fluctuations could adversely impact our financial results.

Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.

We are a consumer products company that relies on continued global demand for our brands and products. Achieving our business results depends, in part, on successfully developing, introducing and marketing new products and on making significant improvements to our equipment and manufacturing processes. The success of such innovation depends on our ability to correctly anticipate customer and consumer acceptance and trends, to obtain, maintain and enforce necessary intellectual property protections and to avoid infringing upon the intellectual property rights of others. We must also successfully respond to technological advances made by, and intellectual property rights granted to, competitors. Failure to continually innovate, improve and respond to competitive moves and changing consumer habits could compromise our competitive position and adversely impact our results.

The ability to achieve our business objectives is dependent on how well we can compete with our local and global competitors in new and existing markets and channels.

The consumer products industry is highly competitive. Across all of our categories, we compete against a wide variety of global and local competitors. As a result, we experience ongoing competitive pressures in the environments in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms. In addition, evolving sales channels and business models may affect customer and consumer preferences as well as market dynamics, which, for example, may be seen in the growing consumer preference for shopping online. Failure to successfully respond to competitive factors and effectively compete in growing sales channels and business models, particularly e-commerce, could negatively impact our results.

A significant change in customer relationships or in customer demand for our products could have a significant impact on our business.

We sell most of our products via retail customers, which include mass merchandisers, grocery stores, membership club stores, drug stores, department stores, distributors, wholesalers, baby stores, specialty beauty stores, e-commerce, high-frequency stores and pharmacies. Our success is dependent on our ability to successfully manage relationships with our retail trade customers, which includes our ability to offer trade terms that are mutually acceptable and are aligned with our pricing and profitability targets. Continued concentration among our retail customers could create significant cost and margin pressure on our business, and our business performance could suffer if we cannot reach agreement with a key customer on trade terms and principles. Our business could also be negatively impacted if a key customer were to significantly reduce the inventory level of our products or experience a significant business disruption.

If the reputation of the Company or one or more of our brands erodes significantly, it could have a material impact on our financial results.

The Company’s reputation, and the reputation of our brands, form the foundation of our relationships with key stakeholders and other constituencies, including consumers, customers and suppliers. The quality and safety of our products are critical to our business. Many of our brands have worldwide recognition and our financial success is directly dependent on the success of our brands. The success of our brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Our results could also be negatively impacted if one of our brands suffers substantial harm to its reputation due to a significant product recall, product-related litigation, changing consumer perceptions of certain ingredients, allegations of product tampering or the distribution and sale of counterfeit products. Additionally, negative or inaccurate postings or comments on social media or networking websites about the Company or one of its brands could generate adverse publicity that could damage the reputation of our brands or the Company. If we are unable to effectively manage real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters, sentiments toward the Company or our products could be negatively impacted and our financial results could suffer. Our Company also devotes significant time and resources to programs that are consistent with our corporate values and are designed to protect and preserve our reputation, such as social responsibility and environmental sustainability. If these programs are not executed as planned or suffer negative publicity, the Company’s reputation and financial results could be adversely impacted.

We rely on third parties in many aspects of our business, which creates additional risk.

Due to the scale and scope of our business, we must rely on relationships with third parties, including our suppliers, distributors, contractors, joint venture partners and external business partners, for certain functions. If we are unable to effectively manage our third party relationships and the agreements under which our third party partners operate, our financial results could suffer. Additionally, while we have policies and procedures for managing these relationships, they inherently involve a lesser degree of control over business operations, governance and compliance, thereby potentially increasing our financial, legal, reputational and operational risk.

An information security incident, including a cybersecurity breach, or the failure of one or more key information technology systems, networks, hardware, processes, and/or associated sites owned or operated by the Company or one of its service providers could have a material adverse impact on our business or reputation.

We rely extensively on information technology (IT) systems, networks and services, including internet and intranet sites, data hosting and processing facilities and tools, physical security systems and other hardware, software and technical applications and platforms, many of which are managed, hosted, provided and/or used by third parties or their vendors, to assist in conducting our business. The various uses of these IT systems, networks and services include, but are not limited to:

•	ordering and managing materials from suppliers;

•	converting materials to finished products;

•	shipping products to customers;

•	marketing and selling products to consumers;

•	collecting, transferring, storing and/or processing customer, consumer, employee, vendor, investor, and other stakeholder information and personal data;

•	summarizing and reporting results of operations, including financial reporting;

•	hosting, processing and sharing, as appropriate, confidential and proprietary research, business plans and financial information;

•	collaborating via an online and efficient means of global business communications;

•	complying with regulatory, legal and tax requirements;

•	providing data security; and

•	handling other processes necessary to manage our business.

Numerous and evolving information security threats, including advanced persistent cybersecurity threats, pose a risk to the security of our IT systems, networks and services, as well as to the confidentiality, availability and integrity of our data and of our critical business operations. As cybersecurity threats rapidly evolve in sophistication and become more prevalent across the industry globally, the Company is continually increasing its attention to these threats. We continue to assess potential threats and vulnerabilities and make investments seeking to address them, including monitoring of networks and systems, increasing information security skills, deploying employee security training, and updating security policies for the Company and its third-party providers. However, because the techniques used in cyber attacks change frequently and may be difficult to detect for periods of time, we may face difficulties in anticipating and implementing adequate preventative measures or mitigating harms after such an attack. Our IT databases and systems and our third-party providers’ databases and systems have been, and will likely continue to be, subject to advanced computer viruses or other malicious codes, unauthorized access attempts, denial of service attacks, phishing and other cyber-attacks. To date, we have seen no material impact on our business or operations from these attacks; however, we cannot guarantee that our security efforts or the security efforts of our third-party providers will prevent breaches, operational incidents or other breakdowns to our or our third-party providers’ databases or systems. If the IT systems, networks or service providers we rely upon fail to function properly or cause operational outages or aberrations, or if we or one of our third-party providers suffer a loss, significant unavailability of key operations or disclosure of our sensitive business or stakeholder information, due to any number of causes, ranging from catastrophic events or power outages to improper data handling or security incidents, and our business continuity plans do not effectively address these failures on a timely basis, we may be exposed to reputational, competitive, operational and business harm as well as litigation and regulatory action. The costs and operational consequences of responding to the above items and implementing remediation measures could be significant and could adversely impact our results.

Changing political conditions could adversely impact our business and financial results.

Changes in the political conditions in markets in which we manufacture, sell or distribute our products may be difficult to predict and may adversely affect our business and financial results. For example, the United Kingdom’s decision to leave the European Union has created uncertainty regarding, among other things, the U.K.’s future legal and economic framework and how the U.K. will interact with other countries, including with respect to the free movement of goods, services and people. In addition, results of elections, referendums or other political processes in certain markets in which our products are manufactured, sold or distributed could create uncertainty regarding how existing governmental policies, laws and regulations may change, including with respect to sanctions, taxes, the movement of goods, services and people between countries and other matters. The potential implications of such uncertainty, which include, among others, exchange rate fluctuations and market contraction, could adversely affect the Company’s business and financial results.

We must successfully manage compliance with laws and regulations, as well as manage new and pending legal and regulatory matters in the U.S. and abroad.

Our business is subject to a wide variety of laws and regulations across all of the countries in which we do business, including those laws and regulations involving intellectual property, product liability, marketing, antitrust, privacy, environmental, employment, anti-bribery, anti-corruption, tax, accounting and financial reporting or other matters. Rapidly changing laws, regulations and related interpretations, as well as increased enforcement actions, create challenges for the Company, including our compliance and ethics programs, and may alter the environment in which we do business, which could adversely impact our financial results. If we are unable to continue to meet these challenges and comply with all laws, regulations and related interpretations, it could negatively impact our reputation and our business results. Failure to successfully manage regulatory and legal matters and resolve such matters without significant liability or damage to our reputation may materially adversely impact our results of operations and financial position. Furthermore, if pending legal or regulatory matters result in fines or costs in excess of the amounts accrued to date, that may also materially impact our results of operations and financial position.

Changes in applicable tax regulations and resolutions of tax disputes could negatively affect our financial results.

The Company is subject to taxation in the U.S. and numerous foreign jurisdictions. Because the U.S. maintains a worldwide corporate tax system, the foreign and U.S. tax systems are somewhat interdependent. For example, certain income that is earned and taxed in countries outside the U.S. is not taxed in the U.S., provided those earnings are indefinitely reinvested outside the U.S. If those same foreign earnings are instead repatriated to the U.S., additional residual U.S. taxation will likely occur, due to the U.S.’s worldwide tax system and higher U.S. corporate tax rate. The U.S. is considering corporate tax reform that may significantly change the corporate tax rate and the U.S. international tax rules. Additionally, longstanding international tax norms that determine each country’s jurisdiction to tax cross-border international trade are evolving as a result of the Base Erosion and Profit Shifting reporting requirements (“BEPS”) recommended by the G8, G20 and Organization for Economic Cooperation and Development (“OECD”). As these and other tax laws and related regulations change, our financial results could be materially impacted. Given the unpredictability of these possible changes and their potential interdependency, it is very difficult to assess whether the overall effect of such potential tax changes would be cumulatively positive or negative for our earnings and cash flow, but such changes could adversely impact our financial results.

Furthermore, we are subject to regular review and audit by both foreign and domestic tax authorities. While we believe our tax positions will be sustained, the final outcome of tax audits and related litigation, including maintaining our intended tax treatment of divestiture transactions such as the fiscal 2017 Beauty Brands transaction with Coty, may differ materially from the tax amounts recorded in our consolidated financial statements, which could adversely impact our cash flows and financial results.

We must successfully manage ongoing acquisition, joint venture and divestiture activities.

As a company that manages a portfolio of consumer brands, our ongoing business model includes a certain level of acquisition, joint venture and divestiture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against our business objectives. Specifically, our financial results could be adversely impacted by the dilutive impacts from the loss of earnings associated with divested brands. Our financial results could also be impacted in the event of acquisitions or joint venture activities if: 1) changes in the cash flows or other market-based assumptions cause the value of acquired assets to fall below book value, or 2) we are not able to deliver the expected cost and growth synergies associated with such acquisitions and joint ventures, which could also have an impact on goodwill and intangible assets.

Our business results depend on our ability to successfully manage productivity improvements and ongoing organizational change.

Our financial projections assume certain ongoing productivity improvements and cost savings, including staffing adjustments as well as employee departures. Failure to deliver these planned productivity improvements and cost savings, while continuing to invest in business growth, could adversely impact our financial results. Additionally, successfully executing management transitions at leadership levels of the Company and retention of key employees is critical to our business success. We are generally a build-from-within company and our success is dependent on identifying, developing and retaining key employees to provide uninterrupted leadership and direction for our business. This includes developing and retaining organizational capabilities in key growth markets where the depth of skilled or experienced employees may be limited and competition for these resources is intense, as well as continuing the development and execution of robust leadership succession plans.

Risks Specifically Related to the Floating Rate Notes

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the floating rate notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the floating rate notes.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information as of June 30, 2017 and June 30, 2016 and for the fiscal years ended June 30, 2017 and June 30, 2016 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

	Year Ended June 30,
	2017	2016
	(Amounts in Millions Except Per Share Amounts)
NET SALES	$65,058	$65,299
Cost of products sold	32,535	32,909
Selling, general and administrative expense	18,568	18,949

OPERATING INCOME	13,955	13,441

Interest expense	465	579
Interest income	171	182
Other non-operating income/(expense), net	(404)	325

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13,257	13,369
Income taxes on continuing operations	3,063	3,342

NET EARNINGS FROM CONTINUING OPERATIONS	10,194	10,027

NET EARNINGS/(LOSS) FROM DISCONTINUED OPERATIONS	5,217	577

NET EARNINGS	15,411	10,604

Less: Net earnings attributable to noncontrolling interests	85	96

NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$15,326	$10,508

BASIC NET EARNINGS PER COMMON SHARE:(1)
Earnings from continuing operations	$3.79	$3.59
Earnings/(loss) from discontinued operations	2.01	0.21

BASIC NET EARNINGS PER COMMON SHARE	5.80	3.80

DILUTED NET EARNINGS PER COMMON SHARE:(1)
Earnings from continuing operations	$3.69	$3.49
Earnings/(loss) from discontinued operations	1.90	0.20

DILUTED NET EARNINGS PER COMMON SHARE	$5.59	$3.69

DIVIDENDS PER COMMON SHARE	$2.70	$2.66

Diluted Weighted Average Common Shares Outstanding	2,740.4	2,844.4

(1)	Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

	As of June 30, 2017	As of June 30, 2016
	(Amounts in Millions)
WORKING CAPITAL	$(3,716)	$3,012
TOTAL ASSETS	$120,406	$127,136
LONG-TERM DEBT	$18,038	$18,945
SHAREHOLDERS’ EQUITY	$55,778	$57,983

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended June 30,
	2017	2016
Ratio of earnings to fixed charges (1)	21.7x	18.2x

(1)	Earnings used to compute this ratio are earnings from operations before income taxes and before fixed charges (excluding interest capitalized during the period) and after eliminating undistributed earnings of equity method investees. Fixed charges consist of interest expense (including capitalized interest) and one-third of all rent expense (considered representative of the interest factor).

CAPITALIZATION

The following table sets forth our and our subsidiaries’ consolidated capitalization at June 30, 2017.

June 30, 2017
(in millions of dollars except per share amounts)
Debt:
Commercial paper and other borrowings due within one year (1)	$13,554
Long-term borrowings	18,038

Total Debt (2)	31,592
Shareholders’ Equity:
Convertible Class A preferred stock, stated value $1 per share; 600,000,000 shares authorized, 97,338,334 outstanding	1,006
Non-Voting Class B preferred stock, stated value $1 per share; 200,000,000 shares authorized, none outstanding	—
Common stock, stated value $1 per share; 10,000,000,000 shares authorized, 2,553,296,630 outstanding	4,009
Additional paid-in capital	63,641
Reserve for Employee Stock Ownership Plan debt retirement	(1,249)
Accumulated other comprehensive income/(loss)	(14,632)
Treasury stock	(93,715)
Retained earnings	96,124
Noncontrolling interest	594

Total Shareholders’ Equity	55,778

Total Capitalization	$87,370

(1)	Includes $1.7 billion equivalent to current portion of long-term debt due within one year. We maintain credit facilities in support of our short-term commercial paper borrowings. At June 30, 2017 our credit lines with banks amounted to $8.0 billion and were undrawn.
(2)	Total debt includes $31.4 billion of The Procter & Gamble Company debt. The balance of debt is held by subsidiaries. In addition, total debt at June 30, 2017 does not include (1) $ of notes offered hereby or (2) $2.0 billion of notes that were issued on August 11, 2017.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls.

Investors should read this section together with the section entitled “Description of Procter & Gamble Debt Securities” in the accompanying prospectus. Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. We qualify the description of the notes by reference to the indenture as described below.

General

The notes:

•	will be in an aggregate initial principal amount of $ , subject to our ability to issue additional notes which may be of the same series as the notes as described under “ —Further Issues,”

•	will mature on August 22, 2067,

•	will bear interest at a rate of LIBOR (as defined) minus 0.45% per annum,

•	will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•	will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,

•	will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000,

•	will be redeemable by us prior to the stated maturity at the times and prices described herein,

•	will be repayable at the option of the holders prior to the stated maturity at the times and prices described herein,

•	will be subject to defeasance and covenant defeasance, and

•	will not be subject to any sinking fund.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described in the accompanying prospectus under the caption “Description of Procter & Gamble Debt Securities—Restrictive Covenants.”

Interest

We will pay interest on the notes quarterly on February 22, May 22, August 22 and November 22 of each year and on any maturity date (each, an “interest payment date”), commencing November 22, 2017 and ending on any maturity date, to the persons in whose names the notes are registered at the close of business on February 1, May 1, August 1 or November 1, as applicable (in each case, whether or not a Business Day), immediately preceding the related interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of the actual number of days elapsed over a 360-day year.

Notwithstanding anything to the contrary in this prospectus supplement, so long as the notes are in book-entry form, we will make payments of principal and interest through the trustee to The Depository Trust Company (“DTC”).

Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date (other than the maturity date) is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day, except that if such Business Day is in the immediately succeeding calendar month, such interest payment date (other than the maturity date) shall be the immediately preceding Business Day. If the maturity date of the notes is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

“Business Day” means any day (1) that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York and, for any place of payment outside of the City of New York, in such place of payment, and (2) that is also a “London business day”, which is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The term “maturity,” when used with respect to a note, means the date on which the principal of such note or an installment of principal becomes due and payable as therein provided or as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.

Rate of Interest

The interest rate on the notes will be reset quarterly on February 22, May 22, August 22 and November 22 of each year, as applicable, commencing November 22, 2017 (each, an “interest reset date”). The notes will bear interest at a per annum rate equal to the greater of (i) three-month LIBOR (as defined below) for the applicable interest reset period or initial interest period (each as defined below) minus 0.45% (45 basis points), and (ii) 0.00%. The interest rate for the initial interest period will be the greater of (i) three-month LIBOR, determined as of two London business days prior to the original issue date, minus 0.45% per annum, and (ii) 0.00%. The “initial interest period” will be the period from and including the original issue date to but excluding the initial interest reset date. Thereafter, each “interest reset period” will be the period from and including an interest reset date to but excluding the immediately succeeding interest reset date; provided that the final interest reset period for the notes will be the period from and including the interest reset date immediately preceding the maturity date of such notes to but excluding the maturity date.

If any interest reset date would otherwise be a day that is not a Business Day, the interest reset date will be postponed to the immediately succeeding day that is a Business Day, except that if that business day is in the immediately succeeding calendar month, the interest reset date shall be the immediately preceding Business Day.

The interest rate in effect on each day will be (i) if that day is an interest reset date, the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (ii) if that day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date or the original issue date, as the case may be.

Interest Rate Determination

The interest rate applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest period, will be the rate determined as of the applicable interest determination date. The “interest determination date” will be the second London business day immediately preceding the original issue date, in the case of the initial interest reset period, or thereafter the applicable interest reset date.

Deutsche Bank Trust Company Americas, or its successor appointed by us, will act as calculation agent. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

(i) LIBOR is the rate for deposits in U.S. dollars for the 3-month period which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the applicable interest determination date. “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Screen (or such other page as may replace the LIBOR01 page on that service, any successor service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits). If no rate appears on Reuters Screen LIBOR01 Page, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

(ii) With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page as of approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include affiliates of the underwriters) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

All percentages resulting from any calculation of any interest rate for the notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655), and all dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

All calculations made by the calculation agent for the purposes of calculating interest on the notes shall be conclusive and binding on the holders and us, absent manifest errors.

Optional Redemption

The notes may be redeemed at any time, at our option, in whole or in part, in amounts of $1,000 or any multiple of $1,000, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the 12-month period beginning on August 22 of any of the following years:

Year	Redemption Price
2047	105.00%
2048	104.50%
2049	104.00%
2050	103.50%
2051	103.00%
2052	102.50%
2053	102.00%
2054	101.50%
2055	101.00%
2056	100.50%
2057	100.00%

and thereafter at 100% of the principal amount, in each case, together with any accrued and unpaid interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

We must mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless we default in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

In the event of any redemption of less than all the outstanding notes, the particular notes (or portions of notes in multiples of $1,000) to be redeemed shall be selected by the trustee by lot on a pro rata basis or by any other equitable method as the trustee may decide.

Repayment at Option of Holder

The notes will be repayable at the option of the holder of the notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table:

Date	Redemption Price
August 22, 2018	98.00%
August 22, 2019	98.00%
August 22, 2020	98.00%
August 22, 2021	98.00%
August 22, 2022	98.00%
August 22, 2023	99.00%
August 22, 2024	99.00%

August 22, 2025	99.00%
August 22, 2026	99.00%
August 22, 2027	99.00%
August 22, 2028	100.00%

and on August 22 of every third year thereafter at 100% of the principal amount, through and including August 22, 2067, in each case, together with any accrued and unpaid interest to the repayment date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

In order for a note to be repaid, at least 30 but not more than 60 calendar days before the optional repayment date:

(1) for notes in definitive form, the paying agent must receive (i) the note with the form entitled “Option to Elect Repayment” on the reverse of the note duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:

•	the name of the holder of the note;

•	the principal amount of the note;

•	the principal amount of the note to be repaid;

•	the certificate number or a description of the tenor and terms of the note;

•	a statement that the option to elect repayment is being exercised; and

•	a guarantee that the note is to be repaid.

These items, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the note, must be received by the Paying Agent not later than the fifth business day after the date of that telegram, facsimile transmission or letter; and

(2) for notes in book-entry form, notes may be tendered for optional repayment electronically in accordance with DTC’s processes and procedures.

The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be in an authorized denomination. Exercise of the repayment by the holder of a note shall be irrevocable.

Conditional Right to Shorten Maturity

We intend to deduct interest paid on the notes for United States Federal income tax purposes. However, there have been proposed tax law changes in the past that, among other things, would have prohibited an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. While none of these proposals has become law, we cannot assure you that similar legislation affecting our ability to deduct interest paid on the notes will not be enacted in the future or that any such legislation would not have a retroactive effective date. As a result, we cannot assure you that a tax event (as defined below) will not occur.

If a tax event occurs, we will have the right to shorten the maturity of the notes, without the consent of the holders of the notes, to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the maturity, interest paid on the notes will be deductible for United States Federal income tax purposes or, if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain our interest deduction to the extent deductible under current law as determined in good faith by our board of directors, after receipt of an opinion of that counsel regarding the applicable legal standards. In that case, the amount payable on those notes on that new maturity date will be equal to 100% of the principal amount of those notes plus interest accrued on those notes to the date those notes mature on that new maturity date. We cannot assure you that we would not exercise our right to shorten the maturity of those notes if a tax event occurs or as to the period that the maturity would be shortened. If we elect to exercise our right to shorten the maturity of the notes when a tax event occurs, we will mail a notice to each holder of notes by first-class mail not more than 60 days after the occurrence of the tax event, stating the new maturity date of the notes. This notice shall be effective immediately upon mailing.

We believe that the notes should constitute indebtedness for United Stated Federal income tax purposes under current law and, in that case, an exercise of our right to shorten the maturity of the notes should not be a taxable event to holders for those purposes. Prospective investors should be aware, however, that our exercise of our right to shorten the maturity of the notes will be a taxable event to holders for United States Federal income tax purposes if the notes are treated as equity for United States Federal income tax purposes before the maturity is shortened, assuming that the notes of shortened maturity are treated as debt for those purposes.

“Tax event” means that we shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

•	any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

•	any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

•	any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation,

in each case, occurring on or after                , 2017, there is more than an insubstantial increase in the risk that interest paid by us on the notes is not, or will not be, deductible, in whole or in part, by us for United States Federal income tax purposes.

Notes Used as Qualified Replacement Property

Prospective investors seeking to treat the notes as “qualified replacement property” for purposes of section 1042 of the Internal Revenue Code of 1986, as amended (the “Code”), should be aware that section 1042 requires the issuer to meet certain requirements in order for the notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the “Passive Income Test”). For purposes of the Passive Income Test, where the issuing corporation is in control of one or more corporations, all such corporations are treated as one corporation (the “Affiliated Group”) for the purposes of computing the amount of passive investment income for purposes of section 1042.

We believe that less than 25 percent of our Affiliated Group’s gross receipts is passive investment income for the taxable year ended June 30, 2017. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable. We cannot give any assurance as to whether we will continue to meet the Passive Income Test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which we have calculated our Affiliated Group’s gross receipts (including the characterization of those gross receipts) and passive investment income and the conclusions reached in this discussion. Prospective purchasers of the notes should consult with their own tax advisors with respect to these and other tax matters relating to the notes.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as ‘‘FATCA’’) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the notes) and (ii) the gross proceeds from the sale or other disposition after December 31, 2018 of an obligation that produces U.S.-source interest (including the sale or other disposition of the notes). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its United States account holders and its United States owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a beneficial owner holds its notes will affect the determination of whether such withholding is required. Future United States Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts in respect of any amounts withheld under FATCA. Beneficial owners that hold their interests in a note through a foreign entity or intermediary are encouraged to consult their tax advisors regarding FATCA.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of notes, create and issue further notes ranking equally with the notes in all respects. Such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes (other than the issue date of such further notes and first payment of interest following the issue date of such further notes).

Book-Entry System

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing system in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, either as a participant in that system or indirectly through organizations which are participants in that system.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “Book-Entry System – Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows: DTC is

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “Book-Entry System – Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent have any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC or any of its direct or indirect participants. We and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC or any of its direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make principal and interest payments on the notes in immediately available funds or the equivalent.

Secondary market trading between DTC direct participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the notes.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC pursuant to DTC procedures.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Notices

The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount
Citigroup Global Markets Inc.	$
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
UBS Securities LLC

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms of the notes. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters may make a market in the notes after completion of the offering but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters in the foregoing three paragraphs may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the second business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers will be expected to pay for their notes within two business days of the date of this prospectus supplement.

Each underwriter has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $                    .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies, including by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in our securities and instruments.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Hatsuki Miyata, Senior Counsel of The Procter & Gamble Company, and with respect to matters of New York law, Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Ms. Miyata may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, and Fried, Frank, Harris, Shriver & Jacobson LLP may rely as to matters of Ohio law upon the opinion of Ms. Miyata. Fried, Frank, Harris, Shriver & Jacobson LLP from time to time performs legal services for us and our subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this document the information we file with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement and accompanying prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus and information that we file later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017; and

•	The Company’s Current Report on Form 8-K filed on August 11, 2017.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to selling all of the securities offered by this prospectus supplement and the accompanying prospectus, but excluding any information furnished to, rather than filed with, the SEC, shall be incorporated by reference herein and shall be deemed to be a part of this prospectus supplement and the accompanying prospectus from the dates of filing of such reports and documents.

WHERE YOU CAN FIND MORE INFORMATION

The Company will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement and accompanying prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

The Procter & Gamble Company

Attn: Investor Relations

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-2414

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. Copies of such materials also can be obtained by mail by submitting a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, DC 20549, at prescribed rates.

You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities that we are offering through this prospectus supplement and the accompanying prospectus. This registration statement, together with all amendments, exhibits and documents incorporated by reference, is referred to as the “registration statement.” This prospectus supplement does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

The Procter & Gamble Company

Debt Securities

Procter & Gamble International Funding SCA

Debt Securities

fully and unconditionally guaranteed by

The Procter & Gamble Company

The Procter & Gamble Company may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus. Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings pursuant to this prospectus debt securities fully and unconditionally guaranteed by The Procter & Gamble Company. The specific terms of any securities to be offered will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

The debt securities may be sold directly or through agents, underwriters or dealers.

Investing in debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 24, 2014.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, The Procter & Gamble Company may, from time to time, sell in one or more offerings, debt securities. In addition, Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings, debt securities fully and unconditionally guaranteed by The Procter & Gamble Company.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, a prospectus supplement will be provided that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

In both this prospectus and any accompanying prospectus supplement, unless we otherwise specify or the context otherwise requires, references to:

•	“Procter & Gamble,” “P&G,” the “Company,” “we,” “us,” and “our” are, except as otherwise indicated in the sections captioned “Description of Procter & Gamble Debt Securities” and “Description of PGIF Debt Securities,” to The Procter & Gamble Company and its subsidiaries;

•	“PGIF” are to Procter & Gamble International Funding SCA, an indirect wholly owned finance subsidiary of Procter & Gamble;

•	“fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; and

•	“dollars,” “$,” and “U.S.$” are to United States dollars.

THE PROCTER & GAMBLE COMPANY

The Procter & Gamble Company is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world’s consumers. The Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we sell our products in more than 180 countries and territories. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

PROCTER & GAMBLE INTERNATIONAL FUNDING SCA

Procter & Gamble International Funding SCA, a Luxembourg société en commandite par actions, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg trade and companies register under number B 114 825, is an indirect wholly owned finance subsidiary of Procter & Gamble, which conducts no independent operations other than its financing activities. PGIF’s telephone number is 00-352-22-99-99-5241.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current expectation and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from the forward-looking statements. Neither we nor PGIF assume any obligation to update any forward-looking statement, whether because of new information, future events or otherwise. In addition to the risks and uncertainties noted in this prospectus and the documents incorporated herein by reference, there are certain risks and uncertainties that could cause actual results for any quarter or annual period to differ materially from those anticipated by our forward-looking statements.

Risks and uncertainties to which our forward-looking statements are subject include: (1) the ability to achieve business plans, including growing existing sales and volume profitably and maintaining and improving margins and market share, despite high levels of competitive activity, an increasingly volatile economic environment, lower than expected market growth rates, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus, and/or increasing competition from mid- and lower tier value products in both developed and developing markets; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the Company’s overall business strategy, as well as cost and growth synergies in accordance with the stated goals of these transactions, and without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including, but not limited to, product liability, patent, intellectual property, price controls, import restrictions, environmental and tax policy) and to resolve pending matters (including the pending competition law inquiries in Europe) within current estimates; (7) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as suppliers, contractors and external business partners; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company’s outsourcing arrangements; (9) the ability to successfully manage volatility in foreign exchange rates, as well as our debt and currency exposure (especially in certain countries with currency exchange, import authorization or pricing controls, such as Venezuela, Argentina, China, India and Egypt); (10) the ability to maintain our current credit rating and to manage fluctuations in interest rate, increases in pension and healthcare expense, and any significant credit or liquidity issues; (11) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, due to a wide variety of factors, including but not limited to, terrorist and other hostile activities, natural disasters and/or disruptions to credit markets, resulting from a global, regional or national credit crisis; (12) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (13) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (14) the ability to successfully manage increases in the prices of commodities, raw materials and energy, including the ability to offset these increases through pricing actions; (15) the ability to develop effective sales, advertising and marketing programs; (16) the ability to stay on the leading edge of innovation, maintain the positive reputation of our brands and ensure trademark protection; and (17) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks), the security over such systems and networks, and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus by Procter & Gamble or PGIF for general corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended	Year Ended June 30,
	September 30, 2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)	13.1x	16.4x	17x	13.3x	14.9x	13.1x

(1)	Earnings used to compute this ratio are earnings from operations before income taxes and before fixed charges (excluding interest capitalized during the period) and before adjustments for minority interests in consolidated subsidiaries and after eliminating undistributed earnings of equity method investees. Fixed charges consist of interest expense (including capitalized interest) and one-third of all rent expense (considered representative of the interest factor).

DESCRIPTION OF PROCTER & GAMBLE DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “Procter & Gamble,” “we,” “our,” or “us” refer solely to The Procter & Gamble Company.

General

We expect to issue the debt securities under an indenture, dated as of September 3, 2009, between us and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.

The debt securities will be unsecured obligations of Procter & Gamble. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.

Terms of a Particular Series

Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)

Payment of Principal, Premium and Interest

Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:

•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for U.S. federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” U.S. federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)

Restrictive Covenants

In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”

Restrictions on Secured Debt

If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of ours or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will secure, or cause such Domestic Subsidiary to secure, the debt securities then outstanding equally and ratably with (or prior to) such Debt. However, we will not be restricted by this covenant if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of our and our consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

(3)	Mortgages in favor of us or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)

The indenture does not restrict the incurrence of unsecured debt by us or our subsidiaries.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless

•	we or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding, or

•	we, within 180 days, apply to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of our Funded Debt an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction

•	between us and a Domestic Subsidiary,

•	between Domestic Subsidiaries, or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)

Definitions Applicable to Covenants

The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means our total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on our and our consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in our consolidated financial statements in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any of our subsidiaries except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing our and our subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by us or one of our subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2)

which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety. (Section 101)

Events of Default

Any one of the following are events of default under the indenture with respect to debt securities of any series:

(1)	our failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	our failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	our failure to perform any other of our covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	certain events involving bankruptcy, insolvency or reorganization; and

(6)	any other event of default provided with respect to debt securities of that series. (Section 501)

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”

A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.

During default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)

We will furnish to the trustee annually a certificate as to our compliance with all conditions and covenants under the indenture. (Section 1007)

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture.

Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If we defease a series of debt securities, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for

•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	our obligation to register the transfer or exchange of debt securities of the series,

•	our obligation to replace stolen, lost or mutilated debt securities of the series,

•	our obligation to maintain paying agencies,

•	our obligation to hold monies for payment in trust, and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

We may defease a series of debt securities only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)

Defeasance of Covenants and Events of Default

We may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

We may defease the covenants and the related events of default described above only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments.

Modification and Waiver

Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)

Without the consent of any holder of debt securities, we and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities as required by “—Restrictive Covenants—Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us with various restrictive provisions of the indenture. (Section 1008)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)

Consolidation, Merger and Sale of Assets

If the conditions below are met, we may, without the consent of any holders of outstanding debt securities:

•	consolidate or merge with or into another entity, or

•	transfer or lease our assets as an entirety to another entity.

We have agreed that we will engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either we are the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of PGIF. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

DESCRIPTION OF PGIF DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that PGIF may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “PGIF,” “we,” “our” or “us” refer solely to Procter & Gamble International Funding SCA, and references to “Procter & Gamble” refer to The Procter & Gamble Company.

General

We expect to issue the debt securities under an indenture, dated as of September 3, 2009, among PGIF, as issuer, Procter & Gamble, as guarantor and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.

The debt securities will be unsecured obligations of PGIF and will be fully and unconditionally guaranteed by The Procter & Gamble Company. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.

Terms of a Particular Series

Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	whether the debt securities will be guaranteed by any person and, if so, the identity of the person and the terms and conditions upon which the debt securities will be guaranteed;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)

Payment of Principal, Premium and Interest

Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:

•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)

Guarantee

Procter & Gamble will fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on the debt securities on a senior unsecured basis, when and as the same become due and payable, whether on a maturity date, by declaration or acceleration, upon redemption, repurchase or otherwise, and all other obligations of PGIF under the indenture.

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Additional Amounts

All payments made by PGIF under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Luxembourg (or any political subdivision or taxing authority thereof or therein) and any interest, penalties and other liabilities with respect thereto (hereinafter collectively, “Taxes”) unless PGIF is required to withhold or deduct Taxes by law (including any law or directive of the European Union) or by the interpretation or administration thereof. In the event that PGIF is required to so withhold or deduct any amount for or on account of any Taxes from any payment under or with respect to the debt securities PGIF will pay such additional amounts (referred to herein as “Additional Amounts”) as may be necessary so that the net amount (including Additional Amounts) received by each holder of the debt securities after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that PGIF will not be required to pay any such Additional Amounts with respect to any payment to a holder of a debt security for or on account of:

(a)	any Taxes that would not have been so imposed, deducted or withheld but for the existence of any present or former personal or business connection between such holder or the beneficial owner of such debt security, as the case may be, and Luxembourg (or any political subdivision or taxing authority thereof or therein) other than the mere receipt of such payment or the ownership or holding of such debt security;

(b)	any estate, inheritance, net wealth, gift, sales, value added, transfer, stamp, excise or personal property tax or any similar Taxes;

(c)	any Taxes that are payable otherwise than by withholding or deduction from a payment to such holder or the beneficial owner of such debt security;

(d)	any Taxes imposed, deducted or withheld as a result of the failure of such holder or the beneficial owner of such debt security to duly and timely comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with Luxembourg (or any political subdivision or taxing authority thereof or therein) of such holder or the beneficial owner of such debt security, as the case may be, or to make any valid or timely declaration or similar claim, if such compliance or such declaration or similar claim is required by a statute, treaty, regulation or administrative practice of Luxembourg (or any political subdivision or taxing authority thereof or therein) as a precondition to relief or exemption from all or part of such Taxes;

(e)	any Taxes which would not have been so imposed, deducted or withheld but for the presentation of such debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment is duly provided for, whichever occurs later;

(f)	any Taxes required to be withheld pursuant to a law in effect as of the date hereof, including any withholding under the European Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of 26th-27th November, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g)	any Taxes required to be deducted or withheld by any paying agent from any payment in respect of such debt security if such payment could be made without such withholding by at least one other paying agent;

(h)	any Taxes imposed on or deducted or withheld from a payment to such holder or the beneficial owner of such debt security that is not the sole beneficial owner of such debt security or is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner of such debt security, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of Additional Amounts had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of such payment; or

(i)	any combination of (a), (b), (c), (d), (e), (f), (g) and (h) above.

PGIF will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. PGIF will furnish to the trustee, within 30 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing payment of such Taxes or, if such tax receipts are not reasonably available to PGIF, such other documentation reasonably acceptable to the trustee evidencing such payment by PGIF.

PGIF will pay any issue, registration, documentation, stamp or other similar taxes or duties imposed by Luxembourg (or any political subdivision or taxing authority thereof or therein) in connection with the execution, delivery, payment or performance of the indenture, the debt securities or the guarantee and shall indemnify each holder and beneficial owner of the debt securities for all liabilities arising from any failure to pay, or delay in paying, such taxes or duties.

Redemption for Changes in Withholding Taxes

The debt securities also may be redeemed at the option of PGIF, in whole but not in part, at a redemption price equal to 100% of the principal amount of the debt securities to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), if (a) PGIF has or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, treaties, regulations or rulings of Luxembourg or any political subdivision or any taxing authority thereof or therein affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date specified in the prospectus supplement or (b) any action shall have been taken by any taxing authority, or any action has been brought in a court of competent jurisdiction, in Luxembourg or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above (whether or not such action was taken or brought with respect to PGIF) or any change, clarification, amendment, application or interpretation of such laws, treaties, regulations or rulings shall be officially proposed, in any case on or after the date specified in the prospectus supplement, which results in a substantial likelihood that PGIF will be required to pay Additional Amounts on the next interest payment date; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which PGIF would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that PGIF would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due. Prior to the publication of any notice of redemption pursuant to this paragraph, PGIF shall deliver to the trustee a certificate signed by a duly authorized officer of PGIF stating that PGIF is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent of the right of PGIF so to redeem have occurred.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)

Restrictive Covenants

In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”

Restrictions on Secured Debt

If Procter & Gamble or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of Procter & Gamble’s or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will cause Procter & Gamble or such Domestic Subsidiary to secure the debt securities then outstanding and/or the Procter & Gamble guarantee of the debt securities then outstanding, as the case may be, equally and ratably with (or prior to) such Debt. However, this restriction will not apply if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of Procter & Gamble’s and its consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with Procter & Gamble or a Domestic Subsidiary;

(3)	Mortgages in favor of Procter & Gamble or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)

The indenture does not restrict the incurrence of unsecured debt by us or the incurrence of unsecured debt by Procter & Gamble or its other subsidiaries.

Restrictions on Sales and Leasebacks

Neither Procter & Gamble nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless

•	Procter & Gamble or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding or

•	within 180 days, Procter & Gamble applies to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of Funded Debt of Procter & Gamble an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt of Procter & Gamble.

This restriction will not apply to any sale and leaseback transaction

•	between Procter & Gamble and a Domestic Subsidiary,

•	between Domestic Subsidiaries or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)

PGIF

PGIF may not engage in any business activities other than those related to (a) financing the business and operations of Procter & Gamble or any of its subsidiaries, (b) the establishment and maintenance of its existence, and (c) any activities related or ancillary thereto or necessary in connection therewith.

Definitions Applicable to Covenants

The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means Procter & Gamble’s total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on Procter & Gamble’s and its consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in Procter & Gamble’s consolidated financial statements in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any subsidiary of Procter & Gamble except (i) PGIF and (ii) a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing Procter & Gamble and Procter & Gamble’s subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by Procter & Gamble or one of its subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of the board of directors of Procter & Gamble, is not of material importance to the total business conducted by Procter & Gamble and its subsidiaries as an entirety. (Section 101)

Events of Default

Any one of the following are events of default under the indenture with respect to each series of debt securities:

(1)	the failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	the failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	the failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	the failure by us or Procter & Gamble to perform any other of the covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	release of Procter & Gamble from its obligations in respect of its guarantee of any debt security of that series;

(6)	certain events involving bankruptcy, insolvency or reorganization of us or Procter & Gamble; and

(7)	any other event of default provided with respect to debt securities of that series. (Section 501)

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”

A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.

During a default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)

We and Procter & Gamble will furnish to the trustee annually a certificate as to the compliance by us and Procter & Gamble with all conditions and covenants under the indenture. (Section 1007)

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture and Procter & Gamble’s obligations in respect of its guarantee of the debt securities.

Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series, and Procter & Gamble will be discharged from any and all obligations in respect of its guarantee of the debt securities of any series, if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If a series of debt securities is defeased, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for

•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	the rights of holders to receive any Additional Amounts,

•	the obligation to register the transfer or exchange of debt securities of the series,

•	the obligation to replace stolen, lost or mutilated debt securities of the series,

•	the obligation to maintain paying agencies,

•	the obligation to hold monies for payment in trust, and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

A series of debt securities may be defeased only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)

Defeasance of Covenants and Events of Default

We and Procter & Gamble may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series, and Procter & Gamble’s obligations in respect of its guarantee of the debt securities of the series, will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

The covenants and the related events of default described above may be defeased only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we and Procter & Gamble will remain liable for these payments.

Modification and Waiver

PGIF, Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	releases Procter & Gamble from its obligation in respect of the guarantee of any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)

Without the consent of any holder of debt securities, PGIF, Procter & Gamble and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us or Procter & Gamble, as the case may be, and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities or the Procter & Gamble guarantee of the securities as required by “—Restrictive Covenants—Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us or Procter & Gamble with various restrictive provisions of the indenture. (Section 1008)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)

Consolidation, Merger and Sale of Assets

If the conditions below are met, PGIF and Procter & Gamble, as the case may be, may, without the consent of any holders of outstanding debt securities:

•	consolidate or merge with or into another entity, or

•	transfer or lease their assets as an entirety to another entity.

PGIF may engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either PGIF is the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is either Procter & Gamble or a corporation, partnership, limited liability company, or trust wholly owned by Procter & Gamble and organized and existing under the laws of any United States jurisdiction or any member country of the European Union and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)

In addition, Procter & Gamble may engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either Procter & Gamble is the surviving entity or the entity formed by the consolidation or into which Procter & Gamble is merged or which acquires or leases Procter & Gamble’s assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes all obligations of Procter & Gamble under the indenture and its guarantee of the debt securities,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Sections 1102 and 1103)

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of Procter & Gamble. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

PLAN OF DISTRIBUTION

General

We and/or PGIF may sell debt securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers.

A prospectus supplement relating to a particular offering of debt securities may include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price of the securities,

•	the net proceeds from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price, and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

In connection with the sale of debt securities, underwriters may receive compensation from us, PGIF or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and/or PGIF and any profit that they receive on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us and/or PGIF.

Indemnification

We and/or PGIF may enter agreements under which underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us and/or PGIF against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of debt securities, and their affiliates, may perform various commercial banking and investment banking services for us and PGIF from time to time in the ordinary course of business.

Delayed Delivery Contracts

We and PGIF may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities from us and/or PGIF pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we and/or PGIF must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

No Established Trading Market

The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we and/or PGIF sell debt securities for public offering and sale may make a market in the securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We and PGIF make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we and PGIF make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL OPINIONS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for The Procter & Gamble Company by Robert B. White, Counsel or any Counsel, Senior Counsel or Associate General Counsel of the Company, for Procter & Gamble International Funding SCA by Arendt & Medernach S.A., Luxembourg counsel for Procter & Gamble and PGIF, and with respect to matters of New York law, by Fried, Frank, Harris, Shriver & Jacobson LLP. In addition, the validity of those securities may be passed upon for any underwriters or agents by Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Mr. White or other counsel for the Company may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach S.A. Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters may rely as to matters of Ohio law upon the opinion of Mr. White or other counsel for the Company, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach S.A. Fried, Frank, Harris, Shriver & Jacobson LLP performs legal services for Procter & Gamble and its subsidiaries from time to time.

EXPERTS

The financial statements incorporated in this prospectus by reference from The Procter & Gamble Company’s Annual Report on Form 10-K and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this document the information which Procter & Gamble filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus and information that Procter & Gamble files later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014; and

•	The Company’s Current Report on Form 8-K filed on October 20, 2014.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prospectus and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC, shall be incorporated by reference herein and shall be deemed to be a part of this prospectus from the dates of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

WHERE YOU CAN FIND MORE INFORMATION

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

The Procter & Gamble Company

Attn: Investor Relations

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-2414

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. PGIF does not and will not file separate reports with the SEC. The Company’s SEC filings can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. Copies of such materials also can be obtained by mail by submitting a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, DC 20549, at prescribed rates.

You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.

$

The Procter & Gamble Company

Floating Rate Notes due 2067

Joint Book-Running Managers

Citigroup

Deutsche Bank Securities

J.P. Morgan

Morgan Stanley

UBS Investment Bank

                , 2017